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                                                                    EXHIBIT 99.1

           ENTERTAINMENT PROPERTIES TRUST ANNOUNCES EXECUTIVE CHANGES
 CFO to retire; two promoted as company broadens resources to enable continuing growth

KANSAS CITY, Mo., June 2, 2006 -- Entertainment Properties Trust (NYSE:EPR), today announced a series of management changes, including the retirement of its chief financial officer and the promotion of two executives to accommodate the company's growth strategy.

Fred Kennon, who has been CFO since 1999, has decided to retire from Entertainment Properties Trust. Gregory K. Silvers, an executive with the company since 1998, has been given the additional responsibility of chief operating officer. Mark A. Peterson, who joined the company in 2004, has been named vice president, chief financial officer and treasurer.

The changes are effective June 30, 2006, said David M. Brain, president and chief executive officer.

"We have the deepest respect and gratitude for the contributions Fred Kennon has made to this company. His performance has set a high bar," Brain said. "Mark Peterson's performance with the company over the past two years leads us to expect nothing less from him." Brain said that although Kennon is retiring, he will remain available to the company as a consultant.

Brain said Kennon and Peterson have worked side-by-side for the past two years developing Peterson's knowledge of the company's operations.

"As our success and our company have grown, the company's executive leadership requirements have evolved and increasingly must be fully focused on our investment strategy of acquiring, financing and leasing high quality destination properties with sustainable consumer demand," Brain said. "We are implementing today a cohesive, planned expansion of our management resourcefulness to sustain our company as an industry leader."

Silvers has been the company's vice president, general counsel and secretary since 1998 and chief development officer since 2001. From 1994 to 1998, he specialized in real estate law with the Kansas City law firm of Stinson, Morrison Hecker, L.L.P. He received his law degree from the University of Kansas in 1994.

"Greg's appointment to chief operating officer is a testimony to the significant contributions he has made to our company," Brain said. "We treasure his guidance and counsel and will increasingly rely on him as we continue on a course of success in our markets."

Before joining Entertainment Properties Trust as vice president for accounting and administration, Peterson was vice president of accounting and finance at American Italian Pasta Co., a publicly traded food manufacturer, from 1999-2004. He was chief financial officer of J.C. Nichols Co., a real estate company headquartered in Kansas City from 1995 until its acquisition by Highwoods Properties Inc. in 1998. For nine years prior to that, Peterson worked in senior

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audit positions for accounting firms Arthur Andersen & Co. and Donnelly Meiners
Jordan and Kline. He received a bachelor's degree with highest honors from the University of Illinois in 1986 and is a CPA.

"The talents of Greg, Mark and Fred have made Entertainment Properties Trust very successful as an innovative investor in real estate," Brain said. "With these announcements, we affirm the value that Greg and Mark have brought to the company, and have the greatest confidence in their continued leadership. While our relationship with Fred is changing from executive to consultant, we look forward to continuing to tap his considerable expertise and experience."

ABOUT ENTERTAINMENT PROPERTIES TRUST

Entertainment Properties Trust is a real estate investment trust (REIT) and is the largest owner of entertainment related real estate in North America, owning megaplex movie theatre properties, entertainment retail centers and other specialty properties in metropolitan markets in the United States and Canada. Since November of 1997, Entertainment Properties Trust has acquired more than $1.4 billion of properties. The company's common shares of beneficial interest trade on the New York Stock Exchange under the ticker symbol EPR.

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